                                                                    Exhibit 12.1

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                Period From
                               July 18, 1997         Year           Six Months
                               (Inception) to        Ended            Ended
                                December 31,      December 31,       June 30,
                                   1997              1998              1999
Net loss                       $ (2,513,482)    $ (112,242,499)   $ (31,416,928)

Plus fixed charges -
Interest expense including
amortization of debt
issuance costs                          835             84,920           76,173
                               -------------    ---------------   --------------

Adjusted earnings (loss)         (2,512,647)      (112,157,579)     (31,340,755)

Fixed charges                           835             84,920           76,173
                               -------------    ---------------   --------------

Deficiency of earnings
available to cover fixed
charges                        $ (2,513,482)    $ (112,242,499)   $ (31,416,928)
                               =============    ===============   ==============